As filed with the Securities and Exchange Commission on April 11, 2006
Registration No. 333-128489

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XO Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	54-1983517
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
11111 Sunset Hills Road
Reston, Virginia 20190
(502) 357-9000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Simone Wu, Esq.
Vice President and Acting General Counsel
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
(703) 547-2000
(Name, address, including zip code, telephone number, including area code, of agent for service)

Copy to:
Bruce R. Kraus, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

     Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by the Registrants.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered (1)	Per Unit (2)(3)	Price (2)(3)	Fee (4)
Common Stock, $0.01 par value, per share	45,380,000	$2.94	$133,417,200.00	N/A
Total

(1)	In the event of a stock split, stock dividend or similar transaction, involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act, as amended.

(2)	The proposed maximum offering price per unit will be determined from time to time by the selling shareholder in connection with its sale of the common stock registered hereunder.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales price per share of our common stock on September 15, 2005.

(4)	No filing fee is required. The filing fee was previously paid with respect to Registration Statement on Form S-3 (File No. 333-128489), filed by XO Communications, Inc. on September 21, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PRE-EFFECTIVE AMENDMENT NO. 1
     XO Holdings, Inc., a Delaware corporation (the “Company”), files this Pre-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 as the successor registrant to XO Communications, Inc., a Delaware corporation (the “Predecessor Issuer”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is filed to reflect the adoption by the Predecessor Issuer of a holding company organizational structure in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”).
     On October 25, 2005, the Predecessor Issuer formed the Company as its direct wholly-owned subsidiary and formed XO Communications, LLC, a Delaware limited liability company (“XO LLC”), as the Company’s direct wholly-owned subsidiary, in each case for the purpose of implementing a holding company reorganization in accordance with Section 251(g) of the DGCL. On February 28, 2006, the Predecessor Issuer reorganized into a holding company corporate structure pursuant to an Agreement and Plan of Merger, dated as of February 28, 2006 (the “Merger Agreement”), by and among the Predecessor Issuer, the Company and XO LLC. Pursuant to the Merger Agreement, the Predecessor Issuer merged (the “Restructuring Merger”) with and into XO LLC, with XO LLC as the entity surviving the Restructuring Merger as a wholly-owned subsidiary of the Company. As a result of the Restructuring Merger, the Company became the holding company for XO LLC.
     At the effective time (the “Effective Time”) of the Restructuring Merger, each holder of securities of the Predecessor Issuer outstanding immediately prior to the Effective Time received the Company’s securities of the same class or series, in each case evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as such securities of the Predecessor Issuer held by such holder immediately prior to the Effective Time. Accordingly, pursuant to the Merger Agreement, at the Effective Time, each share of common stock of the Predecessor Issuer, par value $0.01 per share (the “Predecessor Common Stock”), and each share of 6% Class A Convertible Preferred Stock of the Predecessor Issuer, par value $0.01 per share (the “Predecessor Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted, on a share-for-share basis, into a share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”), and a share of 6% Class A Convertible Preferred Stock of the Company, par value $0.01 per share, respectively. In addition, at the Effective Time, each option, warrant or other right to acquire shares of Predecessor Common Stock outstanding immediately prior to the Effective Time was converted pursuant to the Merger Agreement into an option, warrant or other right to acquire, upon the same terms and conditions of such option, warrant or right to acquire Predecessor Common Stock in effect immediately prior to the Effective Time, an identical number of shares of Company Common Stock.
     Upon consummation of the Restructuring Merger, the Company Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with Rule 12g-3 under the Exchange Act. For the purposes of Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to the Predecessor Issuer. The Company Common Stock is quoted on the Over the Counter Bulletin Board of The Nasdaq Stock Market, Inc. under the ticker symbol “XOHO.OB”.
     Pursuant to Section 251(g) of the DGCL, the provisions of the certificate of incorporation (including any related certificate of designation) and bylaws of the Company immediately after the Effective Time were substantially identical to those of the Predecessor Issuer in effect immediately prior to the Effective Time. The authorized capital stock of the Company, the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof were also substantially identical immediately after the Effective Time to those of the capital stock of the Predecessor Issuer in effect immediately prior to the Effective Time. The rights of the Company’s stockholders immediately after the Effective Time were the same as the rights of the Predecessor Issuer’s stockholders immediately prior to the Effective Time.
     The directors and executive officers of the Company immediately after the Effective Time were the same individuals who were directors and executive officers of the Predecessor Issuer immediately prior to the Effective Time. In addition, the consolidated assets and liabilities of the Company and its subsidiaries (including XO LLC) immediately after the Effective Time are the same as the consolidated assets and liabilities of the Predecessor Issuer and its subsidiaries were immediately prior to the Effective Time.
     In accordance with Rule 414 under the Securities Act, the Company, as successor registrant to the Predecessor Issuer, hereby expressly adopts Registration Statement No. 333-128489 on Form S-3 as its own for all purposes of the Securities Act and the Exchange Act.

The information in this Prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED April 11, 2006
PROSPECTUS
XO Holdings, Inc.
45,380,000 Shares of Common Stock, $0.01 par value

     The shares of our common stock covered by this prospectus may be offered and sold to the public by the Allegiance Telecom Liquidating Trust, as selling shareholder, from time to time, in one or more offerings. We will not receive any proceeds from such resales. You should carefully read this prospectus before you decide to invest in these securities.
     See “Risk Factors” on page 4 for a discussion of matters that you should consider before investing in these securities.
     Our common stock is quoted on the Over the Counter Bulletin Board of The Nasdaq Stock Market, Inc. at www.otcbb.com and in the Pink Sheets at www.pinksheets.com, under the symbol “XOHO.OB,” but is not listed on any national or regional securities exchange or quoted through NASDAQ. On April 10, 2006, the last reported sale price for our common stock on the Over the Counter Bulletin Board of The Nasdaq Stock Market, Inc. was $4.29 per share.
     The information contained in this information prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 11, 2006.

 i

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. We urge you to read the entire prospectus, including “Risk Factors,” and the information contained in the public documents that we have filed with the Securities and Exchange Commission (the “Commission”). You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the Commission and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.
     Unless otherwise indicated or except where the context otherwise requires:
•	references in this prospectus to “we,” “us,” “our” or similar terms and “Company” mean XO Holdings, Inc., a Delaware corporation;

•	references in this prospectus to “Company common stock” mean the common stock, par value $0.01 per share, of the Company;

•	references in this prospectus to “Predecessor Issuer” mean XO Communications, Inc., a Delaware corporation; and

•	references in this prospectus to “XO LLC” mean XO Communications, LLC, a Delaware limited liability company.
     Our Company
     We are a leading facilities-based, competitive telecommunications services provider that delivers a comprehensive array of telecommunications services to business customers. We operate our business in two business units through two primary operating subsidiaries, which we refer to as the Wireless Business and the Wireline Business. Our subsidiary XO LLC, operates our Wireline Business, providing local and long distance voice services, Internet access, private data networking and hosting services through a national telecommunications network consisting of more than 6,700 metro route miles of fiber optic lines connecting 953 unique incumbent local exchange carrier, or ILEC, end-office collocations in 37 U.S. cities. XO LLC operates under the trade name “XO Communications”. Our subsidiary LMDS Holdings, Inc. operates our Wireless Business, and holds Federal Communications Commission, or FCC, licenses to deliver telecommunications services via local, multipoint distribution service, or LMDS, wireless spectrum in more than 70 U.S. cities. Our Wireless Business is at an early stage of development, and we plan to market our services primarily to telecommunication carriers, business customers, and government agencies.
     Recent Developments
     As previously disclosed, we entered into an Equity Purchase Agreement, dated as of November 4, 2005, as amended on March 1, 2006, with the Predecessor Issuer and Elk Associates LLC, or Elk Associates, that provided for the sale of our national wireline telecommunications business, through the sale of all of the outstanding equity interests in XO LLC, for an aggregate purchase price of $700 million, consisting of $625 million in cash and the assumption of $75 million of our outstanding senior secured debt.
     On March 27, 2006, Elk Associates notified the Special Committee of our Board of Directors of its belief that pending litigation challenging the transaction would not end by July 3, 2006, the date on which Elk Associates would have the right to terminate the Equity Purchase Agreement. Elk Associates also indicated that it intended to exercise its termination right on that date if the litigation remained pending. In addition, Elk Associates expressed its willingness, in order to avoid unnecessary further distractions and costs to the Company, to mutually terminate the Equity Purchase Agreement without seeking any damages or any break-up fee.
     The Special Committee met on March 28 and 29, 2006 and our Board of Directors met on March 29, 2006 to consider the situation and receive the recommendations of the Special Committee. On March 29, 2006, our Board of Directors authorized and directed the termination of the Equity Purchase Agreement effective on April 3, 2006 unless the pending litigation was withdrawn. After a hearing before the Delaware Court of Chancery on March 29, 2006, and after additional communications with plaintiffs’ counsel, the Special Committee and the Board of Directors each met on March 30, 2006, and the Board of Directors, on the recommendation of the Special Committee, determined to mutually terminate the Equity Purchase Agreement effective on March 30, 2006, and the Equity Purchase Agreement was so terminated on such date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. All statements regarding our expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations, services, development and deployment of data products and services, operations from our networks, trends related to and expectations regarding the results of operations in future periods and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you must recognize that actual results may materially differ from our expectations.
     The operation and actual future results and trends of our business may be subject to the effect of other risks and uncertainties, in addition to the relevant qualifying factors identified in our filings with the Commission and under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, including, but not limited to:
•	general economic conditions in the geographic areas that we are targeting for communications services;

•	the ability to achieve and maintain market penetration and average per customer revenue levels sufficient to provide financial viability to our business;

•	the quality and price of similar or comparable communications services offered or to be offered by our current or future competitors; and

•	future telecommunications-related legislation or regulatory actions.
     Many factors mentioned in our discussion in this prospectus will be important in determining future results and are beyond our control and the control of our management. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.
     We do not undertake any duty to update any forward-looking statement, whether as a result of new information, future events or otherwise, and such forward looking-statements speak only as of the date on which they are made. You are advised, however, to consult any additional disclosures we make in our Forms 10-K, 10-Q and 8-K reports to the Commission.

RISK FACTORS
     Before you invest in our common stock, you should carefully consider the risks involved. These risks include, but are not limited to:
•	the risks referred to below;

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this prospectus; and

•	any risks that may be described in other filings we make with the Commission relating to specific offerings of securities.
     Risks Related to Liquidity, Financial Resources, and Capitalization
The covenants in our senior secured credit facility restrict our financial and operational flexibility, which could have an adverse affect on our results of operations.
     Our senior secured credit facility contains covenants that restrict, among other things, the amount of our capital expenditures, our ability to borrow money, grant additional liens on our assets, make particular types of investments or other restricted payments, sell assets or merge or consolidate. A company controlled by Carl C. Icahn, our Chairman of the board of directors and majority stockholder, holds more than 90% of the principal amount of the loans outstanding under the senior secured credit facility. Because amendments to or waivers of covenants under the senior secured credit facility generally require the approval or consent of holders of a majority of the outstanding principal amount under the senior secured credit facility, decisions whether to amend or waive compliance with such covenants by the holders of loans under the senior secured credit facility can be made by Mr. Icahn, whether or not the other holders agree. Our senior secured credit facility includes a financial covenant requiring us to maintain minimum earnings before interest, taxes, depreciation, and amortization, or EBITDA, for the twelve-month period ending each fiscal quarter. We did not meet this covenant in 2005 and based on current financial results and our current business plan, we do not expect to comply with this covenant in 2006. We have obtained waivers through March 31, 2007, but we can not be certain that we will be able to obtain any further waivers of this, or any other, covenant in our senior secured credit facility. We completed a prepayment of the outstanding indebtedness under the senior secured credit facility of $100 million during the fourth quarter of 2005.
     If we are not able to (i) amend the senior secured credit facility covenant to remove the minimum EBITDA requirements or decrease the requirement to a level we believe we can achieve or (ii) repay the senior secured credit facility with a new debt or equity offering so that we are in compliance, under the current accounting guidelines we will be required to reclassify the approximately $301.1 million of our outstanding long term debt to short term debt as of June 30, 2006. While the existing waivers prevent the lenders under the senior secured credit facility from accelerating repayment of the outstanding indebtedness under the senior secured credit facility until June 30, 2007, this reclassification would cause a significant deterioration to our disclosed working capital and financial position. The security for the senior secured credit facility consists of substantially all of our wireline and wireless assets. A default under the senior secured credit facility could adversely affect our rights, and our ability to perform our obligations, under other commercial agreements.
     The senior secured credit facility and the existence of the loans under the senior secured credit facility also could affect our financial and operational flexibility, as follows:
•	they may impair our ability to obtain additional financing in the future;

•	they may limit our flexibility in planning for or reacting to changes in market conditions; and

•	they may cause us to be more vulnerable in the event of a downturn in our business.

We may not prevail in our $50 million claim against the Allegiance Telecom Liquidating Trust, and we may not be successful in defending ourselves from the Allegiance Telecom Liquidating Trust’s counterclaim against us.
     In August 2004, we filed an administrative claim against the Allegiance Telecom Liquidating Trust, the successor to the assets and liabilities of Allegiance Telecom, Inc. that we did not acquire. We have claimed that we are entitled to approximately $50 million in damages related to a variety of actions taken by Allegiance and the Allegiance Telecom Liquidating Trust. The Allegiance Telecom Liquidating Trust filed a counterclaim against us in November 2004 seeking damages of approximately $100 million. The case went to trial on May 2, 2005 and has not yet been decided. After the trial, the Allegiance Telecom Liquidating Trust reduced its counterclaim to approximately $27.8 million. We have pursued our claims against the Allegiance Telecom Liquidating Trust, and we have disputed the Allegiance Telecom Liquidating Trust counterclaim as being frivolous and without merit. There can be no assurance, however, that we will be successful in recovering the damages to which we believe we are entitled, or that we will successfully defend ourselves against the Allegiance Telecom Liquidating Trust counterclaim, in which case our financial condition and results of operations could be materially and adversely affected.
The agreement to sell our national wireline telecommunications business has been terminated, requiring us to reevaluate the feasibility of our strategic alternatives for addressing our liquidity and financing challenges.
     As discussed above, we entered into the Equity Purchase Agreement with the Predecessor Issuer and Elk Associates, which provided for the sale of our wireline business. Following that sale, we would have been debt-free, and we expected to have more than $300 million in cash to fund the development of our early stage wireless business and for other corporate purposes. The Equity Purchase Agreement was mutually terminated on March 30, 2006 and, accordingly, the contemplated sale of our wireline business will not occur. Due to the termination of the Equity Purchase Agreement, we are required to reevaluate our strategic direction and the feasibility of alternatives, including possibly refinancing our senior secured credit facility, consummating one or more business combinations, divesting certain assets and/or raising capital through one or more offerings of debt and/or equity securities. The evaluation of strategic alternatives requires significant management attention and could cause significant uncertainty among our customers, vendors, and employees, as well as with respect to our financial position and operations. There can also be no assurance that we will be able to successfully identify an alternative strategy to the sale of our wireline business, the timeframe in which we would be able to identify any such strategy or whether we would successfully execute such strategy. Consequently, the failure of the sale of our wireline business to be consummated could have material adverse consequences on our financial position and results of operations.
We incurred a net loss in the past and, in the near term, may not generate funds from operations sufficient to meet all of our cash requirements.
     For each period since inception, we have incurred net losses. For the year ended December 31, 2005, we posted a net loss attributable to common stockholders of approximately $159.2 million. In the near term, we expect to use cash to fund our ongoing capital expenditure requirements.
Risks Related to Our Wireline Operations
In the event of a substantial failure of our operations support systems, including the systems for sales tracking, order entry and provisioning, and billing, our Disaster Recovery System may not permit us to recover our systems operations and perform critical aspects of our services for an extended period, which would adversely affect our revenues or capital resources.
     Our Disaster Recovery framework to control and address systems risks is not fully redundant, and we may incur the costs, delays and customer complaints associated with system failures. In addition, our ability to efficiently and accurately provision new orders for services on a timely basis is necessary for us to begin to generate revenue related to those services.

Our rights to the use of the unlit capacity that make up our network may be affected by the financial health of our fiber providers.
     We possess the right to use the unlit capacity that is included in our network, particularly in our intercity network, through long-term leases or indefeasible right of use agreements. A bankruptcy or financial collapse of one of these fiber providers could result in a loss of our rights under such leases and agreements with the provider, which in turn could have a negative impact on the integrity of our network, our ability to expand the capacity of our network as our business grows, and ultimately on our results of operations.
We may not be able to continue to connect our network to incumbent local exchange carrier networks or maintain Internet peering arrangements on favorable terms, which would impair our growth and performance.
     We are required to be a party to interconnection agreements with incumbent local exchange carriers, or ILECs, in order to connect our customers to the public switched telephone network. If we are unable to renegotiate or maintain interconnection agreements in all of our markets on favorable terms, it could adversely affect our ability to provide services in the affected markets.
     Peering agreements with Internet service providers, or ISPs, allow us to access the Internet and exchange traffic with these providers. Depending on the relative size of the providers involved, these exchanges may be made without settlement charge. Recently, many ISPs that previously offered peering have reduced or eliminated peering relationships or are establishing new, more restrictive criteria for peering and an increasing number of these ISPs are seeking to impose charges for transit. Increases in costs associated with Internet and exchange transit could have an adverse effect on our margins for our services that require Internet access. We may not be able to renegotiate or maintain peering arrangements on favorable terms, which would impair our growth and performance.
We depend on a limited number of third party service providers for the performance of several of our business operations, including payroll and billing services.
     If any of these third party providers were to experience significant interruptions in their business operations, terminate their agreements with us, or fail to perform the services required under the terms of our contracts with them, our own processing could be materially and adversely affected for a period of time that we cannot predict. There can be no assurance that we would be able to locate alternative providers of such services, or that we could do so at economical rates.
We may be unable to adequately protect our intellectual property or rights to licenses for use of third-party intellectual property, and may be subject to claims that we infringe the intellectual property of others, which could substantially harm our business.
     We rely on a combination of patents, copyrights, and other proprietary technology that we license from third parties. We have been issued several United States and foreign trademarks and may consider filing for additional trademarks in the future. We have also been issued one United States patent and may consider filing for additional patents in the future. However, we cannot assure you that any additional patents or trademarks will be issued or that our issued patent or trademarks will be upheld in all cases. We cannot guarantee that these and other intellectual property protection measures will be sufficient to prevent misappropriation of our trademark or technology or that our competitors or licensors will not independently develop technologies that are substantially equivalent to or superior to ours. In addition, the legal systems in many other countries do not protect intellectual property rights to the same extent as the legal system of the United States. If we are unable to adequately protect our proprietary interests and business information or our present license arrangements, our business, financial condition and results of operations could be adversely affected. Further, the dependence of the telecommunications industry on proprietary technology has resulted in frequent litigation based on allegations of the infringement of patents and other intellectual property. In the future, we may be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Future litigation also may be necessary to enforce and protect our trade secrets and other intellectual property rights. Any intellectual property litigation could be costly and cause diversion of our management’s attention from the operation of our business. Adverse determinations in any litigation could result in the loss of proprietary rights, subject us to significant liabilities or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all. We could also be subject to court orders preventing us from providing certain services in connection with the delivery of services to our customers.

We experience turnover among our experienced and trained employee base, which could result in our inability to continue performing certain functions and completing certain initiatives in accordance with our existing budgets and operating plans.
     We depend on the performance of our executive officers and key sales, engineering, and operations personnel, many of whom have significant experience in the telecommunications industry and substantial tenures with either our company or that of one of the companies that we have acquired. We experience turnover among our employees as a whole, and if we are not able to retain our executive officers or other key employees, we could experience a material and adverse effect on our financial condition and results of operations. In addition, in spite of the recent downturn in the U.S. economy, recruitment and retention of qualified employees remain highly competitive, and there can be no assurance that, if we lose one or more of our senior executives or key employees, we will be able to replace those persons, or, if we are able to replace such persons, that we will be able to do so without incurring significant additional labor costs or disruptions in our operations.
Several customers account for a significant portion of our revenue, and some of our customer agreements may not continue due to bankruptcies, acquisitions, nonrenewal, or other factors.
     We have substantial business relationships with large telecommunications carriers for whom we provide long distance and local transport services. The highly competitive environment and the industry consolidation in the long distance and wireless markets has challenged the financial condition and growth prospects of some of our carrier customers, and has caused such carrier customers to optimize the telecommunications capacity that they utilize among competing telecommunications services providers’ networks, including ours. Replacing this revenue may be difficult because individual enterprise and small to medium business customers tend to place smaller service orders than our larger carrier customers. In addition, pricing pressure on products that we sell to our carrier customers may challenge our ability to grow revenue from carrier customers. As a result, if our larger carrier customers terminate the services they receive from us, our revenues and results of operations could be materially and adversely affected.
Risks Related to Our Wireless Operations
Our Wireless Business is in the early stages of development and we may not be able to implement its business strategy or obtain new customers.
     Our fixed wireless business provides services in an emerging market and is subject to the inherent risks of early stage enterprises. In order to continue the growth and development of our fixed wireless business, significant capital expenditures would be required to, among other things, purchase equipment, acquire service and hub locations and further develop our information technology systems. There can be no assurance that we will successfully grow and develop our fixed wireless business even if such capital expenditures are made. There can also be no assurance that the market will accept our wireless services, or that developments in the communications market that we believe could contribute to the growth of our wireless business will be sustained.
One customer accounts for nearly all of our wireless services revenue.
     We have a business relationship with a large, mobile wireless telecommunications carrier for whom we provide cellular backhaul services (e.g., the movement of telecommunications traffic between cell sites and points of connection to wired networks). As a result, if our relationship with that carrier customer were to deteriorate, or if that carrier customer were to experience significant adverse business developments, our wireless revenues and results of operations could be materially and adversely affected.
Our licenses may not be renewed upon expiration.
     Our spectrum licenses in the local multipoint distribution services, or LMDS, and 39 GHz bands are granted for ten year terms. The renewal dates for our LMDS licenses are generally in 2008. The renewal dates for our 39 GHz licenses are in 2010. To qualify for renewal of a license, we must demonstrate that we have provided “substantial service” by the end of the license term. The Federal Communications Commission’s, or FCC’s, “substantial service” renewal standard for both LMDS and 39 GHz licensees is intended to provide licensees with flexibility in renewing their licenses. The FCC’s “safe harbor” guidelines provide licensees with a degree of certainty as to how to comply with the requirement, but they are not the only way to demonstrate substantial service.

The FCC has provided “safe harbor” examples of what would constitute substantial service for a LMDS and 39 GHz licensee. For an LMDS licensee that chooses to offer point-to-multipoint services, a demonstration of coverage to 20% of the population of its licensed area at the ten — year mark would constitute substantial service. In the alternative, for an LMDS licensee that chooses to offer fixed, point-to-point services, the construction of four permanent links per one million people in its licensed area would constitute substantial service. For a 39 GHz licensee, the FCC adopted the safe harbor of four links per million population within a service area for a traditional point-to-point service. The FCC has taken a flexible approach to assessing whether LMDS and 39 GHz licensees are providing substantial services, including, for example, determining that a licensee is providing niche, specialized or technologically sophisticated services.
     While we expect that we will be able to demonstrate that we are providing substantial service for each of our licenses, the FCC may modify its definition of substantial service and, in the future, we may offer services for which the FCC establishes more stringent substantial service requirements. Finally, we expect our FCC licenses will not be reviewed for substantial service on a company-wide basis but rather on a license-by-license basis. Therefore, it is possible that, if our networks are not built-out in a particular licensed region, the license for that region may be subject to non-renewal, even if we have offered “substantial service” in adjoining areas, or on some, but not all, licenses in that market.
     In addition, the recent termination of the agreement relating to the sale of our wireline business may jeopardize the renewal of our LMDS and 39 GHz licenses. Without the liquidity that would have been provided by that sale, and in light of the financing challenges presented by our senior secured credit facility and our financial performance, there can be no assurance that the Company will have the available resources to effectively launch the wireless business and meet the FCC’s “substantial service” requirements for the renewal our LMDS licenses.
If we do not secure a waiver of the substantial performance obligations for our A3 Block in New York, we may lose that LMDS license.
     The only exception to our 2008 deadlines for demonstrating that we are providing substantial service through our LMDS licenses relates to our A3 Block of LMDS spectrum in eight core counties in the New York market. While that license was renewed by the FCC through 2016, we must nonetheless demonstrate that we are providing substantial service using this license by March 2007. We submitted a request to the FCC on January 12, 2005 to extend the deadline for construction of the facilities authorized by the A3 Block license in New York until October 2008 to conform with the construction deadline of the Company’s other LMDS licenses. This request remains pending with the FCC. If we do not secure a grant of this construction extension request, and waiver of the substantial performance obligation, there is a risk that we may lose that particular LMDS license.
A key aspect of our business strategy is to provide backhaul services for providers of cellular wireless mobile telecommunications, and our business will depend to a substantial degree on the widespread adoption of bandwidth-intensive applications, such as 3G applications.
     One of our primary business strategies is to provide cellular wireless mobile telecommunications companies with backhaul services (e.g., the movement of telecommunications traffic between cell sites and points of connection to wired networks). Demand for backhaul services will depend, to a large extent, on the widespread acceptance and use of so-called third generation, or 3G, mobile wireless technologies, such as high speed data service, video phone capability, telephone photography, streaming video, downloadable music, and video games. The implementation of 3G technologies may require cellular companies to upgrade equipment and make significant capital expenditures, which may be delayed by a number of factors outside of our control. Any delay in implementation could result in reduced demand for backhaul services, which would have a material adverse effect on our ability to generate revenues and expand our business.

We may not be able to successfully execute the necessary real estate transactions, or to negotiate acceptable rates in those agreements for placing antennas and having access to necessary equipment.
     The provision of our services may require that we enter into arrangements with certain property owners in order to attach our equipment inside or on the rooftops of buildings where our customers are located. We may require similar agreements in order to access transmission towers or buildings that we plan to use as hubs or repeaters for our networks. However, we may be unable to enter into access arrangements on favorable terms or at all, and therefore may be unable to service certain prospective customers. In addition, the general unavailability of transmission towers may hinder the expansion of our networks.
Additional spectrum may become available from the FCC, increasing the number of and/or viability of our competitors or even allowing our customers or potential customers to obtain their own spectrum outright, reducing their need to obtain spectrum or services from us.
     Other entities may obtain FCC licenses to operate spectrum in the same markets as us, thereby offering similar throughput capacities with comparable transmission reliability. These entities may decide to enter our business and offer services to telecommunications companies and our other targeted customers. They may be able to offer lower prices than us or may have more spectrum available to use in a given market than us. Alternatively, potential customers may decide to obtain equipment that operates on certain bands of frequencies that the FCC has designated, or may in the future designate, for use without individual FCC licensing.
     For example, the FCC still holds limited amounts of 39 GHz spectrum left over from the initial 39 GHz auction and also is considering a notice of proposed rulemaking relating to the possible auction of the 37 GHz band spectrum, which shares many physical similarities with our spectrum. Successful auctions in the 37 GHz or 39 GHz or other high frequency bands could increase the number of entities that hold the spectrum, and its general availability and could have a material adverse effect on the value of our spectrum. Potential customers that would otherwise use our services could instead decide to acquire spectrum rights in these auctions or obtain services from the winners of those auctions. Unsuccessful auctions of the spectrum may generate low winning bids and could therefore reduce the values of spectrum in neighboring bands, including the value of our spectrum licenses. Alternatively, the FCC may decide to allocate additional spectrum for licensing without auctions to certain classes of users, such as state and local government agencies, that otherwise might be potential customers of our services.
We are dependent on key personnel and our success depends on our ability to attract, train and retain additional qualified personnel.
     The loss of one or more key officers, or our failure to successfully recruit key officers, could impair our ability to successfully build out and operate our services and network. We believe that our future success will also depend on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the wireless communications industry. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel.
FCC Regulation of RF emissions and RF environments may increase our costs and/or limit our operations.
     The FCC regulates the health and safety effects of radio frequency, or RF, emissions for us and other wireless communications providers. Any FCC licensee whose emissions in an area exceed 5% of the total permissible emissions limit is responsible for ensuring that the site meets applicable health and safety requirements. The fixed wireless equipment we use is designed to operate at RF emission levels well below the FCC’s standard. However, if we operates in an area where other higher RF emitters are operating, we could nonetheless be required to cooperate with, and contribute financially to, efforts intended to bring the site within applicable health and safety limits.
Risks Related to Competition and Our Industry
Technological advances and regulatory changes are eroding traditional barriers between formerly distinct telecommunications markets, which could increase the competition we face and put downward pressure on prices, which could impair our results.
     New technologies, such as voice over internet protocols, or VoIP, and regulatory changes — particularly those permitting ILECs to provide long distance services — are blurring the distinctions between traditional and emerging telecommunications markets. Additionally, some of our biggest competitors have been freed from certain regulatory requirements that required such competitors to interconnect with competitive local exchange carriers on just and reasonable terms. Furthermore, the increasing importance of data services has focused the attention of most telecommunications companies on this growing sector. As a result, a competitor in any of our business areas is potentially a competitor in our other business areas, which could impair our prospects, put downward pressure on prices and adversely affect our operating results.
The telecommunications industry is highly competitive, and has experienced the consolidation of many existing competitors and the introduction of significant new competitors.
     The communications industry is highly competitive. Many of our competitors generate significantly greater revenue, and possess significantly greater assets and financial resources than we do. This competition places downward pressure on prices for local and long distance telephone service and data services, which can adversely affect our operating results. Also, as the technology to deliver VoIP services is improved, more companies will be able to compete with us in our metro markets without constructing or acquiring public switched telephone network assets in those markets. In addition, we could face competition from other companies, such as other competitive carriers, cable television companies, microwave carriers, wireless telephone system operators and private networks built by large end-users. We are much smaller in size and resources than many of our competitors. If we are not able to successfully compete against our larger competitors and the new entrants into the telecommunications market, our financial condition and results of operations could be materially and adversely affected.
We are subject to comprehensive and continually evolving regulation.
     We and some of our services and facilities are regulated by the FCC, states, local zoning authorities, and other governmental entities in a regulatory environment that is becoming more challenging for competitive local exchange carriers, or CLECs. These regulators routinely conduct rulemaking proceedings and issue interpretations of existing rules. These regulatory proceedings could impose additional obligations on us, give rights to competitors, increase our costs, and otherwise adversely affect our ability to implement our business plan. Attempts to limit the basic competitive framework of the Telecom Act could interfere with the successful implementation of our business plan.
     The FCC’s Order on Remand FCC 04-290 of its Triennial Review Order rulemaking proceeding implemented in March 2005 significantly increased costs to CLECs like us for “last mile” access in key geographic areas. Additionally, some of our biggest competitors have been freed from certain regulatory requirements that required such competitors to interconnect with CLECs like ours on just and reasonable terms. These and other similar regulatory developments could have detrimental effects on our CLEC business and affect our ability to develop and implement strategic alternatives to the sale of our wireline business.
Risks Related to Our Common Stock
An entity owned and controlled by Mr. Icahn is our majority stockholder.
     An entity owned and controlled by Mr. Icahn, Chairman of our board of directors, filed a Form 13D with the Securities and Exchange Commission on March 31, 2006 disclosing that Mr. Icahn’s beneficial ownership (as defined therein) of our common stock was approximately 62% as of such date. As a result, Mr. Icahn has the power to elect all of our directors. Under applicable law and our certificate of incorporation and by-laws, certain actions cannot be taken without the approval of holders of a majority of our voting stock including, without limitation, mergers and the sale of substantially all of our assets and amendments to our certificate of incorporation and by-laws.
Future sales or issuances of our common stock could adversely affect our stock price and/or our ability to raise capital.
     Future sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. In particular, we anticipate that the Allegiance Telecom Liquidating Trust, holder of the 45,380,000 shares of our common stock covered hereby, upon effectiveness of this registration statement filed by us on the Allegiance Telecom Liquidating

Trust’s behalf, may exercise its rights under its Registration Rights Agreement with us to publicly resell some or all of those shares.
     As of March 14, 2006, there were 181,933,035 shares of our common stock outstanding. The shares of our common stock owned by an entity owned and controlled by Mr. Icahn are restricted shares that may be sold only under a registration statement or an exemption from federal securities registration requirements. Mr. Icahn, through various entities that he owns or controls, has the right to require the Company to register, under the Securities Act, shares of common stock held by such entities and to include shares of our common stock held by them in certain registration statements filed by the Company.
     We have issued and there remain outstanding three series of warrants to purchase up to an aggregate of approximately 9.5 million, 7.1 million and 7.1 million additional shares of our common stock, at exercise prices of $6.25, $7.50 and $10.00 per share, respectively. The warrants will expire on January 16, 2010.
     We have options outstanding to purchase approximately 11.3 million shares of common stock reserved for issuance under our 2002 Stock Incentive Plan as of December 31, 2005. Unless surrendered or cancelled earlier under the terms of the stock incentive plan, those options will expire beginning in 2013. In addition, our 2002 Stock Incentive Plan authorizes future grants of options to purchase common stock, or awards of restricted common stock, with respect to an additional 6.3 million shares of common stock in the aggregate.
USE OF PROCEEDS
     We will not directly receive any proceeds from the sale of the shares of Company common stock by the Allegiance Telecom Liquidating Trust under this prospectus. However, we hold trust certificates in the Allegiance Telecom Liquidating Trust issued in respect of approximately $92.5 million in aggregate principal amount of unsecured debt securities of Allegiance Telecom, Inc. acquired by the Predecessor Issuer during the Chapter 11 bankruptcy proceedings of Allegiance Telecom, Inc. Upon consummation of the merger of the Predecessor Issuer with and into XO LLC, with XO LLC as the entity surviving such merger as a wholly-owned subsidiary of the Company, the Company assumed all of the Predecessor Issuer’s rights and obligations in the unsecured debt securities. The trust certificates represent the Company’s right to receive a portion of any distribution of assets made by the Allegiance Telecom Liquidating Trust, including the distribution of any proceeds of the sale of the shares of Company common stock registered under this prospectus. In our Balance Sheet dated December 31, 2005, we valued our beneficial interest in the Allegiance Telecom Liquidating Trust at approximately $20.5 million. The ultimate distribution that we may receive is dependent upon the price at which the Allegiance Telecom Liquidating Trust sells its Company common stock as well as other factors.
THE SELLING SHAREHOLDER
     In connection with the Predecessor Issuer’s acquisition of substantially all of the assets of Allegiance Telecom, Inc. (“Allegiance”) in June 2004 (at which time Allegiance was engaged in bankruptcy proceedings), certain of Allegiance’s creditors formed the Allegiance Telecom Liquidating Trust to, among other things, sell up to 45,380,000 shares of common stock of the Predecessor Issuer that was issued by the Predecessor Issuer to the Allegiance Telecom Liquidating Trust as a part of the purchase price in that acquisition. The Predecessor Issuer had granted the Allegiance Telecom Liquidating Trust rights to require it to register such shares of common stock for resale on a continuous basis over a period of three years until the shares have been sold by the Allegiance Telecom Liquidating Trust or until the shares may be sold pursuant to an available exemption to the Securities Act of 1933. We are registering these shares under this registration statement as successor issuer to the Predecessor Issuer.
     The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of April 10, 2006 by the Allegiance Telecom Liquidating Trust.

Shares Owned After the
Shares Owned Prior to any		Maximum Number of Shares	Completion of the Offering(s)
Offering under this Prospectus		Being Sold Under this Prospectus	under this Prospectus (1)
Number	Percentage		Number	Percentage (2)
45,380,000	24.9%	45,380,000	0	0.0%

(1)	Assuming that the Allegiance Telecom Liquidating Trust sells the maximum number of shares registered under this prospectus.

(2)	The Allegiance Telecom Liquidating Trust has sole voting and investment power with respect to the shares of Company common stock beneficially owned by it. We do not know when or in what amounts the Allegiance Telecom Liquidating Trust may offer shares for sale. The Allegiance Telecom Liquidating Trust might not sell any of the shares of Company common stock offered by this prospectus, and accordingly, we cannot estimate the number of shares of Company common stock that will be held by the Allegiance Telecom Liquidating Trust after the completion of any offering. For purposes of this table only, we have assumed that, after completion of any offering by the Allegiance Telecom Liquidating Trust, none of the shares of Company common stock covered by this prospectus will be held by the Allegiance Telecom Liquidating Trust.
DESCRIPTION OF THE COMPANY COMMON STOCK
     This section describes the general terms and provisions of the Company’s common stock. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, as amended, each of which were previously filed as an exhibit to the Company’s disclosure on Form 8-K, each of which is incorporated by reference in this prospectus. You should read the Company’s Certificate of Incorporation and Bylaws for additional information before you purchase any shares of Company common stock.
     General
     The Company’s Certificate of Incorporation provides that the Company may issue up to 1,000,000,000 shares of common stock, par value $0.01 per share. As of April 10, 2006, 181,933,035 shares of common stock were issued and outstanding. On April 10, 2006, the last reported sale price of Company common stock was $4.29 per share. The Predecessor Issuer’s common stock began trading shortly after the first distribution of common stock pursuant to its Plan of Reorganization on January 3, 2003 and traded on the Over the Counter Bulletin Board of The Nasdaq Stock Market, Inc. (the “OTCBB”) and in the pink sheets under the symbol “XOCM.OB.” The Company common stock trades on the OTCBB and in the pink sheets under the symbol “XOHO.OB”
     As of April 10, 2006, there were 159 stockholders of record and 181,933,035 shares of Company common stock outstanding. The following table shows, for the periods indicated, the high and low closing bid prices for Company common stock, which includes periods that related to the Predecessor Issuer, each as reported by the OTCBB.

	2006		2005		2004
	High	Low	High	Low	High	Low
First Quarter	$3.97	$1.80	$3.37	$2.30	$7.90	$4.98
Second Quarter	N/A	N/A	$3.09	$1.75	$5.70	$3.33
Third Quarter	N/A	N/A	$3.01	$2.22	$4.00	$3.16
Fourth Quarter	N/A	N/A	$2.63	$1.76	$3.62	$2.67
     All shares of common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of our Certificate of Incorporation, holders of shares of Company common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We may make distributions from time to time.
     Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of our Certificate of Incorporation, shares of Company common stock have equal distribution, liquidation and other rights.

DIVIDEND POLICY
     We do not intend to declare or pay nor has the Predecessor Issuer ever declared or paid any cash dividend on the Company common stock. Our Amended and Restated Credit and Guaranty Agreement, dated as of January 16, 2003, as amended, by and among the Predecessor Issuer, certain subsidiaries of the Company, Mizuho Corporate Bank, Ltd. and various Lenders named therein (the “senior secured credit facility”) restricts our ability to pay cash dividends on the Company common stock.
PLAN OF DISTRIBUTION
     We are registering shares of Company common stock on behalf of the Allegiance Telecom Liquidating Trust, as selling shareholder. For purposes of this plan of distribution, the selling shareholder also includes any donee, pledge, transferee or other successor-in-interest selling shares received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of Company common stock offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Company common stock, which such commissions and similar selling expenses will be borne by the selling shareholder.
     Sales of shares of Company common stock may be effected by the selling shareholder from time to time in one or more types of transactions, including (i) block transactions in the OTCBB or any other quotation system or market on which our shares are listed from time to time; (ii) in negotiated transactions; (iii) through put or call option transactions relating to the shares of Company common stock; (iv) through short sales of Company common stock or (v) any combination of these methods of sale, each at either market prices prevailing at the time of such transaction or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholder has advised us that it has not, as of the date of this prospectus, entered into any agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of its shares of Company common stock, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of Company common stock by the selling shareholder.
     The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, such broker-dealers and financial institutions may engage in short sales (i) of shares of Company common stock or (ii) of securities convertible into or exchangeable for shares of Company common stock in the course of hedging positions they assume with the selling shareholder. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealers and financial institutions of shares of Company common stock offered by this prospectus, which shares may be resold by the broker-dealer or financial institution, pursuant to this prospectus (as amended or supplemented to reflect such transaction).
     The selling shareholder may sell shares of Company common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares of Company common stock for whom these broker-dealers may act as agents or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     The selling shareholder and any broker-dealer that acts in connection with the sale of shares of Company common stock may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by the selling shareholder or such broker-dealer or any profit on the resale of the shares of Company common stock sold by the selling shareholder or the broker-dealer while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Additionally, the selling shareholder may be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Company common stock against certain liabilities, including liabilities arising under the Securities Act.
     The Company has informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The selling shareholder may resell all or a portion of the shares of Company common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.
     Upon the Company being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:
•	the name of the selling shareholder and each of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which such shares are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.
LEGAL MATTERS
     The validity of the Company common stock offered in this registration statement on Form S-3 has been passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. The selling shareholder is being, and will be, advised about other issues relating to the Company common stock by its own legal counsel.
EXPERTS
     The consolidated financial statements and schedule of the Predecessor Issuer as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, the period from January 1, 2003 to December 31, 2003 (or the XO Period) and for the portion of January 1, 2003 (or the Predecessor XO Period), related to the Predecessor Issuer’s reorganization gain, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference to the annual report on form 10-K of the Company for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP (or KPMG), an independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.
     KPMG’s report dated March 16, 2006 on the consolidated financial statements contained in our Annual Report on Form 10-K for the years ended December 31, 2005, contains an explanatory paragraph indicating that, as discussed in note 22 of the consolidated financial statements, on January 16, 2003, the Predecessor Issuer emerged from bankruptcy. The consolidated financial statements of the Predecessor Issuer reflect the impacts of adjustments to reflect the fair value of assets and liabilities under fresh start reporting, which was applied effective January 1, 2003. As a result, the consolidated financial statements relating to the XO Period are presented on a different basis than those relating to the Predecessor XO Period and, therefore, are not comparable in all respects.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement on Form S-3 that was filed with the Commission. This prospectus does not contain all of the information set forth in the registration statement. Some items may have been omitted from the prospectus as permitted by the rules and regulations of the Commission. You should refer to the registration statement and its accompanying exhibits for further information with respect to the Company as the provisions of any contract, agreement or other document discussed herein are summaries of the material terms of such contracts, agreements or other documents and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved.
     We are subject to the informational requirements of the Securities and Exchange Act, as amended or the Exchange Act, and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet on the Commission’s website at www.sec.gov. You also may read and copy any documents that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. Information about us, including our most recent Exchange Act filings, is also available on our website at www.xo.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.
INCORPORATION OF DOCUMENTS BY REFERENCE
     We are incorporating by reference in this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference the Company’s documents listed below and any future filings the Company may make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities offered under this prospectus are sold:
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	the Company’s proxy Statement on Schedule 14A filed with the Commission on May 4, 2005, as filed by the Predecessor Issuer; and

•	the Company’s Current Reports on Form 8-K filed on January 9, 2006, March 6, 2006 and March 31, 2006.
     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
General Counsel
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
(703) 547-2000
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

XO Holdings, Inc.
45,380,000 Shares of Common Stock, $0.01 par value
PROSPECTUS
Dated April 11, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities being registered hereunder being borne by the registrant.

Registration Fee under Securities Act of 1933	$15,703.21
Blue Sky Fees and Expenses	$0	(1)
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$62,000
Printing and Engraving	$0
Miscellaneous Fees and Expenses	$1,500

Total	$109,203.21

(1)     Blue sky fees and expenses are payable by the selling stockholder.
Item 15. Indemnification of Directors and Officers
     The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.
     The Company also has adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney’s fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney’s fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.
     Expenses incurred in defending a Proceeding by a person in his or her capacity as one of the Company’s directors (and not in any other capacity in which service was or is rendered by such person while a director) shall be paid and expenses incurred by a person in his or her capacity as one of the Company’s officers, trustees, employees or agents (and not in any other capacity in which service was or is rendered by such person while an officer, trustee, employee or agent) may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by the Company as authorized by the DGCL.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions,

such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16. Exhibits

2.1	Third Amended Plan of Reorganization of XO Communications, Inc., dated July 22, 2002, (Incorporated herein by reference to exhibit 2.1 filed with the Current Report on Form 8-K/A of XO Communications, Inc., filed on November 26, 2002).

2.2	Plan Supplement, dated October 23, 2003, to the Third Amended Plan of Reorganization of XO Communications, Inc., dated July 22, 2002 (Incorporated herein by reference to exhibit 2.2 filed with the Current Report on Form 8-K/A of XO Communications, Inc., filed on November 26, 2002).

2.3	Order Confirming Third Amended Plan of Reorganization, dated November 15, 2002 (Incorporated herein by reference to exhibit 99.1 filed with the Current Report on Form 8-K/A of XO Communications, Inc., filed on November 26, 2002).

2.4	Asset Purchase Agreement, dated as of February 18, 2004, by and among XO Communications, Inc., Allegiance Telecom, Inc., and Allegiance Telecom Company Worldwide (Incorporated herein by reference to exhibit 10.1 filed with the Current Report on Form 8-K of XO Communications, Inc. filed on February 24, 2004).

4.1	Certificate of Incorporation of XO Holdings, Inc., as filed with the Secretary of State of the State of Delaware on October 25, 2005. (Incorporated herein by reference to exhibit 3.1 filed with the Current Report on Form 8-K of XO Holdings, Inc. filed on March 06, 2006).

4.2	Bylaws of XO Holdings, Inc. (Incorporated herein by reference to exhibit 3.3 filed with Current Report, Form 8-K filed on March 06, 2006).

4.3	Registration Rights Agreement, dated as of June 23, 2004, by and among Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide, the Allegiance Telecom Liquidating Trust, and XO Communications, Inc. (Incorporated herein by reference to exhibit 10.5 filed with the Annual Report on Form 10-K of XO Communications, Inc. for the year ended December 31, 2004, filed on March 18, 2005).

5.1	Opinion of Willkie Farr & Gallagher LLP.*

23.1	Consent of Willkie Farr & Gallagher LLP (included in their opinion filed as Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Powers of Attorney (Incorporated herein by reference to exhibit 24.1 filed with the Registration Statement on Form S-3 of XO Communications, Inc., filed on September 21, 2005).

*	Filed herewith.
Item 17. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual reports of the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that are incorporated by reference in this registration statement, if any, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in such the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on April 11, 2006.

XO HOLDINGS, INC.

By:	/s/ Carl J. Grivner

Name:	Carl J. Grivner
Title:	President & Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Carl J. Grivner* Carl J. Grivner	Chief Executive Officer, President and Director (Principal Executive Officer)	April 11, 2006

/s/ William Garrahan* William Garrahan	Acting Chief Financial Officer and Senior Vice President, Corporate Development and Strategic Planning (Principal Financial Officer and Principal Accounting Officer)	April 11, 2006

/s/ Adam Dell*	Director	April 11, 2006
Adam Dell

/s/ Vincent J. Intrieri*	Director	April 11, 2006
Vincent J. Intrieri

/s/ Keith Meister*	Director	April 11, 2006
Keith Meister

/s/ Fredrik G. Gradin*	Director	April 11, 2006
Fredrik G. Gradin

*By: /s/ Simone Wu
Simone Wu
Attorney-in-Fact

EXHIBIT INDEX

2.1	Third Amended Plan of Reorganization of XO Communications, Inc., dated July 22, 2002, (Incorporated herein by reference to exhibit 2.1 filed with the Current Report on Form 8-K/A of XO Communications, Inc., filed on November 26, 2002).

2.2	Plan Supplement, dated October 23, 2003, to the Third Amended Plan of Reorganization of XO Communications, Inc., dated July 22, 2002 (Incorporated herein by reference to exhibit 2.2 filed with the Current Report on Form 8-K/A of XO Communications, Inc., filed on November 26, 2002).

2.3	Order Confirming Third Amended Plan of Reorganization, dated November 15, 2002 (Incorporated herein by reference to exhibit 99.1 filed with the Current Report on Form 8-K/A of XO Communications, Inc., filed on November 26, 2002).

2.4	Asset Purchase Agreement, dated as of February 18, 2004, by and among XO Communications, Inc., Allegiance Telecom, Inc., and Allegiance Telecom Company Worldwide (Incorporated herein by reference to exhibit 10.1 filed with the Current Report on Form 8-K of XO Communications, Inc. filed on February 24, 2004).

4.1	Certificate of Incorporation of XO Holdings, Inc., as filed with the Secretary of State of the State of Delaware on October 25, 2005. (Incorporated herein by reference to exhibit 3.1 filed with the Current Report on Form 8-K of XO Holdings, Inc. filed on March 06, 2006).

4.2	Bylaws of XO Holdings, Inc. (Incorporated herein by reference to exhibit 3.3 filed with Current Report, Form 8-K filed on March 06, 2006).

4.3	Registration Rights Agreement, dated as of June 23, 2004, by and among Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide, the Allegiance Telecom Liquidating Trust, and XO Communications, Inc. (Incorporated herein by reference to exhibit 10.5 filed with the Annual Report on Form 10-K of XO Communications, Inc. for the year ended December 31, 2004, filed on March 18, 2005).

5.1	Opinion of Willkie Farr & Gallagher LLP.*

23.1	Consent of Willkie Farr & Gallagher LLP (included in their opinion filed as Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Powers of Attorney (Incorporated herein by reference to exhibit 24.1 filed with the Registration Statement on Form S-3 of XO Communications, Inc., filed on September 21, 2005).

*	Filed herewith.